Exhibit 2.5

EXECUTION VERSION

FIFTH AMENDMENT TO PURCHASE AND SALE AGREEMENT

This Fifth Amendment to Purchase and Sale Agreement (this “Amendment”) is made and entered into as of this 11th day of June 2019, by and between NORTHWEST PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“NW Seller”), QC PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“QC Seller”), ATTALLA NURSING ADK, LLC, a Georgia limited liability company (“AT Seller”), and CP PROPERTY HOLDINGS, LLC, a Georgia limited liability company (“CP Seller” and together with NW Seller, QC Seller and AT Seller, collectively, “Seller”), and ATTALLA REALTY LLC, an Alabama limited liability company, COLLEGE PARK REALTY LLC, a Georgia limited liability company, QUAIL CREEK REALTY LLC, an Oklahoma limited liability company, and NORTHWEST REALTY LLC, an Oklahoma limited liability company (collectively, “Buyer”).

WHEREAS, Seller and Buyer entered into that certain Purchase and Sale Agreement dated as of April 15, 2019, as amended (the “PSA”) (capitalized terms used herein and not otherwise defined shall have the definitions ascribed to them in the PSA);

WHEREAS, the PSA provides for the acquisition by Buyer of four (4) parcels of Real Property located (i) in Attalla, Alabama (the “AT Property”); (ii) in College Park, Georgia (the “CP Property”); (iii) on NW 61st Street in Oklahoma City, Oklahoma (the “NW Property”); and (iv) in the Quail Creek Addition subdivision in Oklahoma City, Oklahoma (the “QC Property”), all as more particularly described in the PSA; and

WHEREAS, the parties hereto desire to amend the PSA in accordance with the terms and conditions provided herein;

NOW THEREFORE, in consideration for the mutual covenants and agreements provided herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

1.Buyer’s Due Diligence: Scheduled Closing Date. Notwithstanding anything in the PSA to the contrary, Buyer hereby agrees that the Due Diligence Period has expired as of 5:00 p.m. Eastern Time on June 3, 2019 and Buyer shall be deemed to have waived its right to terminate the PSA under Section 4.1 of the Contract. Pursuant to the terms of the PSA, (i) Buyer shall pay the Second Deposit in the amount of $150,000.00 to Escrow Agent within one (1) Business Day after the date of this Amendment, and (ii) the Scheduled Closing Date shall mean August 1, 2019, as the same may be extended pursuant to the express terms of the PSA; unless (a) Buyer has notified Seller in writing no later than July 29, 2019 at 5:00 p.m. prevailing Eastern Time that it elects to delay the Scheduled Closing Date by up to fifteen (15) days; and (b) Buyer has paid a fee of $125,000 to Seller for such extension by 5:00 p.m. prevailing Eastern Time on July 30th, which fee shall be earned upon receipt, non-refundable, and paid in addition to the Purchase Price.

2.Reimbursement for Potential Remediation Costs Related to NW Property. Buyer engaged Terracon Consultants, Inc. (“Terracon”) to evaluate the current subgrade and groundwater conditions at the NW Property and provide recommendations for remediation in connection therewith. Terracon delivered its report on such matters to Buyer on June 6, 2019 (the “Terracon Report”). Seller and Buyer agree that Buyer may reduce the Purchase Price for the NW Property for the estimated cost of the remediation identified in Section 6.0 of the Terracon Report (the “Remediation Items”) in an amount not to exceed $100,000 (the “Purchase Price Adjustment”). Buyer shall deliver to Seller on or before 5:00 p.m. prevailing Eastern Time on July 12, 2019, a good faith cost estimate from a recognized and licensed party capable of addressing and remediating the Remediation Items (the “Buyer’s Remediation Proposal”); provided, however, that in the event Buyer fails to deliver such Buyer’s Remediation Proposal by said deadline Buyer shall be deemed to have waived the right to the Purchase Price Adjustment. If Buyer timely delivers the Buyer’s Remediation Proposal, Seller shall have until July 26, 2019 to object to such cost estimate and obtain a competing good faith cost estimate from a different recognized and licensed party capable of addressing and remediating the Remediation Items (the “Seller’s Remediation Proposal”). If Seller timely objects and provides a Seller’s Remediation Proposal, Buyer may: (i) accept the cost estimate in the Seller’s Remediation Proposal, in which case such cost estimate shall be the Purchase Price Adjustment; or (ii) object in writing to the Seller’s Remediation Proposal and identify with specificity the grounds upon which the Seller’s Remediation Proposal does not adequately and sufficiently address the Remediation Items detailed in the Terracon Report, in which case the cost estimate in the Buyer’s Remediation Proposal shall be the Purchase Price Adjustment.

3.Inconsistent Terms. In the event that any of the terms of this Amendment shall be inconsistent or contradict the terms of the PSA, the terms of this Amendment shall control.

4.Effect of Amendment. Except as explicitly amended and modified herein, all other terms and conditions of the PSA shall remain in full force and the PSA shall not be further amended or modified unless agreed to in writing by the parties hereto.

5.Governing Law. This Amendment shall be governed by the law of the State in which the Real Property is located.

6.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and, taken together, shall constitute one and the same instrument. This Amendment may be executed by the parties by facsimile or email transmission with the same force and effect as original signatures.

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EXECUTION VERSION

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment by persons legally entitled to do so as of the day and year first set forth above.

EXECUTION VERSION

BUYER:

ATALLA REALTY LLC, an Alabama limited liability company
COLLEGE PARK REALTY LLC, a Georgia limited liability company
QUAIL CREEK REALTY LLC, an Oklahoma limited liability company
NORTHWEST REALTY LLC, an Oklahoma limited liability company

By:
Name:
Title:

EXECUTION VERSION

AGREEMENT OF ESCROW AGENT

The undersigned has executed this Amendment solely to confirm its agreement to hold the Deposit (inclusive of the First Deposit and the Second Deposit) in escrow in accordance with the provisions of the PSA, as amended hereby, and otherwise comply with the provisions of the PSA, as amended hereby, with respect to the Deposit.

In witness whereof, the undersigned has executed this Amendment as of this 11th day of June 2019.

RIVERSIDE ABSTRACT, LLC

By:
Name:
Title: